Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125067 on Form S-8 of our reports dated February 27, 2008, relating to the financial statements of UMB Financial Corporation and Subsidiaries (which report expresses an unqualified opinion, containing an explanatory paragraph regarding changes in accounting methods) and the effectiveness of UMB Financial Corporation and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2007.

February 27, 2008